EXHIBIT 99.1

Salt Lake City, Utah - In the fourth quarter (4Q) of 2006, Utah Medical Products, Inc.’s (Nasdaq: UTMD) consolidated sales were up 5%, gross profits up 3%, operating profits up 32%, net income up 9% and earnings per share (eps) up 11%, compared to 4Q 2005.

For the full calendar year of 2006, UTMD’s consolidated sales were up 4%, gross profits up 3%, operating profits up 17%, net income up 8% and earnings per share (eps) up 12%, compared to 2005.

The increase in 2006 sales resulted primarily from a 16% increase in international sales. International sales were about 26% of total 2006 sales. Management expects that international sales will continue to lead sales growth in 2007. Domestic Direct sales remained about the same as the prior year, as increases in UTMD’s gynecology/ electrosurgery/ urology product sales and neonatal product sales were offset by decreases in labor & delivery product sales. Domestic OEM sales, which represent only 5% of total sales, increased 6%.

A lower rate of increase in gross profits relative to sales reflected significant inflation in wages and raw materials costs, particularly in Ireland operations. While inflation in Ireland manufacturing costs outstripped the rate of increase in the U.S., the value of the U.S. Dollar decreased relative to the EURO, yielding a double-whammy dilution effect on UTMD’s gross profit margins (GPMs). In addition, increased 2006 sales were more heavily weighted in products and sales channels with lower unit prices. UTMD’s average gross profit margin (GPM) declined from 56.9% in 2005 to 56.2% in 2006. The GPM for 4Q 2006 was 55.6%. The increased direct labor and materials costs were mitigated somewhat by greater production activity accomplished without proportionate increases in manufacturing overhead costs. The Company retains an excellent infrastructure which is capable of supporting continued higher product sales without a proportionate increase in overhead costs. UTMD does not have short-term flexibility to increase its prices to customers because of fixed long-term pricing agreements, as well as competitive pressures in a very price-sensitive U.S. hospital-user marketplace. A key management objective for 2007 is to achieve an average GPM of at least 56%.

Operating profits in 2006 were up $1,598,000, a 17% increase over 2005 operating profits. While higher gross profits contributed $394,000 to the increase, the majority of the substantial increase was caused by operating expenses as a whole that were $1,203,000 lower than in 2005. Operating expenses include legal and other litigation expenses. In 2005, legal/ litigation expenses were $1,426,000 higher than in 2006 because of expenses of the FDA’s unwarranted lawsuit. On the other side of the coin, 2006 operating profits were reduced by $140,000 from recording employee option expense as required by new accounting rules which was not part of operating expenses in 2005. The 2Q 2006 $130,000 write-off of intellectual property was recouped in 4Q 2006, resulting in no impact to R&D expenses for the year. 2006 operating expenses as a percentage of revenues were 18.5%, within management’s beginning of year stated objective of 19% of sales. The Company has a history of tightly controlling its operating expenses, and plans to do it again in 2007. UTMD also met its beginning-of-year stated objective to achieve a 2006 operating profit margin about 38%, in spite of the increased incremental manufacturing cost pressures. The Company will provide more details relative to its 2006 financial results and plan for 2007 in the MD&A section of its 2006 SEC Form 10-K which will be filed by March 16.

At the beginning of 2006, UTMD projected non-operating income, resulting primarily from the investment of excess cash and royalties from licensing UTMD’s technology to others, about the same as in the prior year. In fact, the company was able to achieve 2006 non-operating income $606,000 higher than in 2005 because investing its excess cash yielded $521,000 in capital gains that were not planned, in addition to interest and dividend income which exceeded the prior year. Royalties remained the same. Adding operating income that was up 17% compared to the prior year with better than expected non-operating income yielded earnings before income taxes (EBT) that were 22% higher than in 2005. As the Company’s excess cash now all resides in short-term money market instruments, management does not expect a similar capital gain to benefit 2007 results.

Net income did not increase at the rapid pace of EBT because the income tax provision in 2006 was 34.2% of EBT compared with only 26.1% of EBT in 2005. The lower 2005 income tax provision resulted primarily from The American Jobs Creation Act of 2004 (the Act) enacted in October 2004. The Act allowed a temporary tax deduction on accumulated foreign earnings repatriated in 2005 resulting in a permanent deferred tax liability adjustment related to foreign earnings in prior years, as well as a domestic tax deduction on manufacturing related income. As a reminder for shareholders, the note payable on UTMD’s balance sheet was taken out as a loan by UTMD’s Ireland subsidiary to allow the repatriation of accumulated foreign earnings which resulted in the favorable tax provision in 2005. This loan will be repaid as profits are generated in Ireland going forward.

There are several highlights regarding changes in UTMD’s Balance Sheet during 2006:
1) Cash and investments balance increased by $3.6 million even though the Company spent $2.9 million in paying dividends to shareholders and $2.1 in repurchasing shares in the open market. The dividend paid to shareholders in 2006 was $.74/ share compared to $.61/ share in 2005, representing a 21% increase. Actual dividends paid only increased 19% because of the share repurchases. UTMD repurchased 68,600 shares in 2006 at an average cost of $31.00/ share including commissions.
2) Ending inventories declined 8% despite 4% higher sales, achieving the company’s goal of 4.0 average inventory turns for the year.
3) The Ireland loan balance declined $0.5 million or 10% in U.S. Dollar terms despite the fact that the loan obligation is held in EUROs. In EURO terms, 18% of the loan was repaid.
4) The increase in PP&E (fixed assets) was due to currency exchange, i.e. the increase in U.S. Dollar-denominated value of property, plant & equipment in Ireland. From the end of 2005 to the end of 2006, the EURO increased in value relative to the dollar by about 11%. In EURO terms, the fixed asset value in Ireland decreased 4%.

Financial ratios which may be of interest to shareholders follow:
1)  Current Ratio = 9.7
2)  Days in Accounts Receivable (based on 4Q sales activity) = 43
3)  Average Inventory Turns (based on 4Q CGS and average inventory) = 4.1
4)  2006 ROE = 24% (excluding payment of dividends)
  ROE = 15% (after subtracting the dividends paid from net profits)

According to CEO Kevin Cornwell,
“UTMD accomplished substantially all of its financial objectives for 2006 including continued excellent returns to shareholders. We appreciate the continued confidence that our shareholders demonstrate in the Company’s prospects for future success. We look forward to new products and other initiatives in 2007 that will help provide the basis for continued excellent growth in eps and shareholder returns.”

UTMD=s dilution from unexercised option shares added to actual weighted-average outstanding shares for purposes of calculating diluted eps was 87,100 in 4Q 2006 compared to 246,300 in 4Q 2005, and 99,400 in year 2006 compared to 230,200 in 2005. The actual number of outstanding shares at the end of 2006 was 3,943,600 which included 4Q employee option exercises of 38,300 shares and 4Q share repurchases of 9,800 shares. In 4Q 2006, UTMD repurchased the 9,800 shares in the open market at an average cost including commissions of $32.81 per share. The total number of outstanding unexercised options at December 31, 2006 was 227,900 shares at an average exercise price of $19.40/ share, including shares awarded but not vested. This compares to 548,600 option shares outstanding at the end of 2005. Total 2006 option-based compensation expense was $140,000.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2006	4Q 2005	Percent Change
Net Sales	$7,355	$7,011	+4.9%
Gross Profit	4,092	3,983	+2.8%
Operating Income	2,872	2,177	+31.9%
Income Before Tax	3,202	2,483	+28.9%
Net Income	2,070	1,903	+8.8%
Earnings Per Share	$0.513	$.463	+10.8%
Shares Outstanding (diluted)	4,033	4,109

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2006	2005	Percent Change
Net Sales	$28,753	$27,692	+3.8%
Gross Profit	16,147	15,753	+2.5%
Operating Income	10,835	9,237	+17.3%
Income Before Tax	12,418	10,214	+21.6%
Net Income	8,168	7,547	+8.2%
Earnings Per Share	$2.020	$1.800	+12.2%
Shares Outstanding (diluted)	4,043	4,192

BALANCE SHEET
(in thousands)	(audited) DEC 31, 2006	(unaudited) SEP 30, 2006	(audited) DEC 31, 2005
Assets
Cash & Investments	$21,049	$19,854	$17,453
Receivables, Net	3,746	3,815	4,418
Inventories	3,037	3,379	3,305
Other Current Assets	579	613	682
Total Current Assets	28,411	27,661	25,858
Property & Equipment, Net	8,331	8,347	8,160
Intangible Assets, Net	7,445	7,458	7,624
Total Assets	$44,187	$43,466	$41,642

Liabilities & Shareholders’ Equity
Total Current Liabilities	$2,940	$3,231	$3,175
Note Payable	4,824	4,989	5,336
Deferred Income Taxes	308	190	274
Stockholders’ Equity	36,115	35,056	32,857
Total Liabilities & Shareholders’ Equity	$44,187	$43,466	$41,642